Exhibit 4.3

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS

COVERING SECURITIES THAT HAVE BEEN REGISTERED

UNDER THE SECURITIES ACT OF 1933

SUMMARY OF THE EMPLOYEE PAYROLL SAVINGS PLAN OF

OVERNITE CORPORATION

General Information

The description of the Employee Payroll Savings Plan (the “Plan”) of Overnite Corporation in this Prospectus constitutes a company-sponsored savings plan in which employees can make contributions to the Plan and earn interest on their account balance. The date of this Prospectus is November 6, 2003.

The Plan was approved by the Board of Directors of Overnite Corporation (the “Company”), effective October 28, 2003. The Plan is intended to assist Overnite Transportation Company (“Overnite”) in recruiting and retaining employees .

The Company will allow participation in the Plan by each person who satisfies the eligibility requirements described below. A person who satisfies the eligibility requirements and participates in the Plan is referred to as a “Participant.”

The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Eligibility for Participation

A person is eligible to participate in the Plan if he or she is a “full-time employee” or “part-time employee” of Overnite and works in the United States. A Participant’s classification as a “full-time employee” or a “part-time employee” will be determined based on his or her classification under Overnite’s payroll practices and procedures.

Terms and Conditions of Participation

Vesting

Participants are immediately vested in their account balances under the Plan.

Administration

Eligible employees (both active employees and employees on leave) can elect to enroll in the Plan by filing an OTC-282 Employee Payroll Savings Plan form with Overnite’s payroll department. Contributions must be made through payroll deduction. Payroll deductions continue until the Participant requests a change, terminates the deductions, or is no longer employed by Overnite. Upon termination of the Participant’s employment or participation in the Plan, the Participant will receive a complete distribution of his or her account balance as of the date of termination.

Participants who request more than one withdrawal in a month or whose request for an expedited withdrawal cannot be processed through the payroll system, must obtain approval from the Senior Vice President before making a withdrawal. Withdrawals are made by delivering a completed OTC-282 form to Overnite’s payroll department.

There is no limit on Participant contributions. The interest rate is set by the Company from time to time and determined as of the Friday closest to the 15th day of the month. Interest is compounded monthly and credited to the Participant’s account each month. Participant contributions and accrued interest are reported on the employee’s payroll check or on a direct deposit form.

The cost of administering the Plan is paid by the Company. The Plan is not insured and the Company reserves the unilateral right to terminate or amend the Plan at any time. If the Plan is terminated, Participants will receive a distribution of their entire account balance, including interest earned.

Federal Income Tax Treatment of Interest Earned Under the Plan

A Participant recognizes ordinary income for the taxable year in which interest is earned on his or her account balance under the Plan. Interest earned by the Participant is reported on a Form 1099-INT, issued at the end of each calendar year.

The Company believes that the above discussion accurately reflects the applicable tax consequences of contributing funds to the Plan under current tax laws. It cannot, however, provide you tax or legal advice and you should consult your tax advisor with any questions about participation in the Plan and applicable tax laws.

Documents Incorporated by Reference

The Company’s prospectus, dated October 31, 2003, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, with the Securities and Exchange Commission is incorporated herein by reference and made a part hereof.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this summary and prior to the termination of the company-sponsored savings plan outlined in this Prospectus will be deemed to be incorporated by reference in the Prospectus and to be a part thereof from the filing date of such documents. Any statements contained in a document incorporated by reference herein will be deemed to be modified or superseded for purposes of the Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of the Prospectus.

The documents incorporated by reference together with this summary constitute a Prospectus required by Section 10(a) of the Securities Act of 1933, as amended. The Company will furnish, without charge, upon written or oral request, to each person to whom a copy of this summary is delivered, a copy of any or all of the documents, unless such exhibits are specifically incorporated by reference herein. Requests should be directed to General Counsel, Overnite Corporation, 1000 Semmes Avenue, Richmond, Virginia 23224 (telephone (804) 231-8000).

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